Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”), dated as of March 3, 2008 (the “Effective Date”), is made by and between Javelin Pharmaceuticals, Inc., a Delaware corporation with principal executive offices at 125 CambridgePark Drive, Cambridge, MA 02140, and Martin J. Driscoll, residing at 6 Goose Point Drive, Colts Neck, NJ 07722, (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive is currently a Director of the Company;
     WHEREAS, in addition to his position as a Director, the Company seeks to employ the Executive as its Chief Executive Officer; and
     WHEREAS, the Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
     1. Employment
          (a) Services. The Executive will be employed by the Company as its Chief Executive Officer and will continue to serve as a Director. The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position as Chief Executive Officer (as applicable, the “Services”). The Executive agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed by the Company except as provided in Section 3(a) below, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.
          (b) Acceptance. Executive hereby accepts such employment and agrees to render the Services.
     2. Term
          The Executive’s employment under this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for a term of three (3) years unless sooner terminated pursuant to Section 9 of this Agreement. Thereafter, this Agreement shall automatically renew for successive one (1) year periods until such time as either party elects to not renew. A party electing to not renew this Agreement must give the other party at least six (6) months notice of such election; provided however that in the event Company elects not to renew this Agreement upon expiration of this Agreement, Executive shall be entitled to receive the benefits set forth in

Section 10(d) hereof. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or termination hereof.
     3. Best Efforts; Place of Performance
         (a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company; provided however, that nothing herein shall prevent the Executive from (a) making and managing personal investments consistent with Section 7(a) of this Agreement or engaging in community and/or charitable activities, or such other activities as are approved in advance and in writing by the Board or such person designated by the Board, so long as such activities either singly or in the aggregate, do not interfere with the proper performance of the Executive’s duties and responsibilities to the Company.
         (b) The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Cambridge, Massachusetts, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.
     4. Directorship.
         The Executive is currently a member of the Board of Directors of the Company. The Company shall use its best efforts to cause the Executive to be re-elected as a Director throughout the Term, and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefore other than as specified in this Agreement.
     5. Compensation.
         As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:
         (a) Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Four Hundred Fifty Thousand Dollars ($450,000.00) per year. Payment shall be made in accordance with the Company’s normal payroll practices. The Base Salary shall be reviewed for adjustment annually by the Board of Directors. In no event shall the amount of the Base Salary of the Executive be reduced below $450,000.00 during the Term.
         (b) Annual Performance Cash Bonus. The Executive shall be entitled to receive additional bonus income (the “Performance Cash Bonus”) in an amount up to

$450,000.00, based on the attainment by the Executive of certain financial, clinical development and business milestones (the “Performance Objectives”) as established annually by mutual agreement of the Board of Directors and the Executive. The Executive will have a target cash bonus equal to 50% of Base Salary, with the potential to be awarded up to 100% of Base Salary. The Performance Cash Bonus actually awarded for each annual period during the Term shall be pro-rated based on the percentage of Performance Objectives achieved for that annual period; however, the Board of Directors may, in its sole judgment, make discretionary adjustments to the Performance Cash Bonus. In no event shall Executive’s target cash bonus be reduced below 50% of Base Salary. The Board of Directors and the Executive shall, by mutual agreement, establish the Performance Objectives for each upcoming year in connection with the establishment of annual Corporate Goals. Executive’s Performance Cash Bonus shall be paid at the time all other cash bonuses are paid to other executives of the Company but in no event later than March 31 of the following year.
          (c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this §5.
          (d) Initial Option Grant. As additional compensation for the Services to be rendered by the Executive pursuant to this Agreement, the Company shall grant the Executive stock options (“Stock Options”) to purchase 850,000 shares of the Common Stock of the Company at a price per share equal to $2.86 (the share closing price on March 3, 2008). The Stock Options shall be governed by the Company’s 2005 Omnibus Stock Incentive Plan (as amended and restated) and shall vest, if at all, in three equal parts upon each anniversary of this Agreement. In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 10 below.
          (e) Annual Stock Option Bonus. The Executive shall be entitled to receive an annual option to purchase shares of the Company’s common stock (the “Stock Option Bonus”), based on the attainment by the Executive of the Performance Objectives as established annually by mutual agreement of the Board of Directors and the Executive, and as described in §5(b) above. The actual number of options awarded shall be determined using the then-current option award guidelines approved by the Board of Directors; however, the Board may, in its sole judgment, make discretionary adjustments to the Stock Option Bonus. Any options granted under the Stock Option Bonus will be issued at the closing price of the Company’s Common Stock on the date of any such grant and shall vest, if at all, in three equal parts upon each anniversary of the grant. All such options shall be subject to the provisions of the Company’s then-current Omnibus Stock Incentive Plan.
          (f) Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

          (g) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, disability insurance, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. In addition, the Company shall reimburse Executive for the reasonable cost of a dedicated phone line for his home office.
          (h) Vacation. The Executive shall, during the Term, be entitled to accrue vacation at a rate of five (5) weeks per annum, in addition to holidays observed and personal and sick days allowed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment, and shall not receive any compensation for such unused vacation days.
          (i) Relocation. Upon presentation of vouchers and similar receipts, the Executive shall be entitled to receive reimbursement for up to $35,000 of his actual and properly documented expenses incurred in connection with his relocation to the greater Boston area.
          (j) Excess Parachute Payments. In the event that any payment, demand for payment or other benefit pursuant to this Agreement together with any other payment, demand payment or other benefit of Executive may receive under any other plan, program, policy, arrangement or agreement (collectively ‘Payment”) would constitute an “excess parachute payment” under section 280G of the InternaL Revenue Code (the “Code”) (an “Excess Parachute Payment”) and but for this section 5(j) would result in the imposition on the Executive of an excise tax under section 4999 of the Code or similar provision of state or local law, then the Payment delivered to executive shall either be (i) delivered in full or (ii) delivered in such amount thereby resulting in no portion of such Payment being subject to the Excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and Excise Tax that results in the receipt by the Executive on an after tax basis the greatest amount of Payment, notwithstanding that all or some of the Payment may be taxable under section 4999 of the Code.
     6. Confidential Information and Inventions.
          (a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.
          (b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.
          (c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, through the use of the resources of the Company or directly related to the business of the Company (the “Inventions”) during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire’’ as that term is defined in the United States Copyright Act (17 U.S.C.A., §101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in the Inventions. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this §6(c). The Executive further agrees to assist the Company in every proper way (at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:
               (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) Letters Patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to maintain, renew and restore the same; and,
               (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such Letters Patent, copyright or other analogous protection.

          (d) The Executive acknowledges that while performing the Services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions or other business opportunities (the “Third Party Inventions”) having commercial potential in the fields of pharmacy, pharmaceuticals, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or its affiliates. The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, its affiliates or any of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company (or such affiliate). The Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company. Notwithstanding the foregoing, if the Company, having been presented with the opportunity by the Executive to pursue such Third Party Inventions chooses not to do so, then Executive may pursue such Third Party Inventions himself without accounting to the Company therefore, subject to §l(a) hereof.
          (e) Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements and/or Inventions made, conceived, reduced to practice, or learned by him, either alone or jointly with others, during the Term.
          (f) The provisions of this §6 shall survive any termination of this Agreement.
     7. Non-Competition, Non-Solicitation and Non-Disparagement.
          (a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in §6) and the Executive agrees that, during the Term and for a period of nine (9) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development and commercialization of (a) drugs, including therapeutics for the treatment of pain, (b) novel application drug delivery systems for the treatment of pain, and (c) in the future in any other business in which it actually devotes substantive resources to ~~study~~, develop or pursue. Notwithstanding the foregoing, nothing contained in this Section 7(a)

shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company if such holdings do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation. This §7(a) shall not be enforceable by the Company against the Executive if the Executive (i) is terminated by the Company without Cause; (ii) terminates this Agreement for Good Reason; or (iii) is terminated at the time or within six (6) months of a Change of Control (as hereinafter defined).
          (b) During the Term and for a period of 12 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:
               (i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has voluntarily left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate. The restriction in this Section 7(b)(i) shall not apply to any solicitation directed at the general public in publications available to the general public.
               (ii) solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be directly related to the business of the Company or any such affiliate; or
               (iii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products or services which compete directly with the products or services provided or supplied by the Company or any of its affiliates.
               (iv) Notwithstanding the foregoing, §§7(b)(ii)-7(b)(iii) shall not be enforceable by the Company against Executive if the Executive (i) is terminated by the Company without Cause; (ii) terminates this Agreement for Good Reason; or (iii) is terminated at the time or within six (6) months of a Change of Control (as hereinafter defined).
          (c) The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.
          (d) In the event that the Executive breaches any provisions of §6 or this §7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections, in addition to any other remedies at law or in equity to which the Company may be entitled.

          (e) Each of the rights and remedies enumerated in §7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this §7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this §7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.
          (f) In the event that an actual proceeding is brought in equity to enforce the provisions of §6 or this §7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.
          (g) The provisions of this §7 shall survive any termination of this Agreement.
     8. Representations and Warranties by the Executive.
     The Executive hereby represents and warrants to the Company as follows:
          (a) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.
          (b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.
     9. Termination.
     The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:
          (a) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company for Cause. Any of the following actions by the Executive shall constitute “Cause”:

               (i) The willful failure, disregard or refusal by the Executive to perform his duties hereunder, which is not cured, if curable, by Executive within thirty (30) days after written notice thereof is given to the Executive by the Company, which notice shall specify in reasonable detail the act(s) or omission(s) on which the Company relies to establish Cause;
               (ii) Any willful, intentional grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;
               (iii) Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including insubordination with respect to the lawful directions received by the Executive from the Board of Directors of the Company, which is not cured, if curable, by Executive within thirty (30) days after written notice thereof is given to the Executive by the Company, which notice shall specify in reasonable detail the act(s) or omission(s) on which the Company relies to establish Cause;
               (iv) The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);
               (v) The determination by the Company, after a reasonable and good-faith investigation by an independent third party retained by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board of Directors of the Company;
               (vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);
               (vii) Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and
               (viii) A material breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) days after written notice thereof is given to the Executive by the Company, which notice shall specify the act(s) or omission(s) on which the Company relies to establish Cause.
          (b) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after the Executive has been unable to substantially perform his duties hereunder for one hundred twenty (120) or more consecutive days, or more than one hundred eighty (180) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.
          (c) The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliates do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).
          (d) The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
               (i) any material breach of this Agreement that is not cured by the Company within thirty (30) days after receipt of written notice by Executive to the Company of such material breach;
               (ii) any diminution or adverse (to the Executive) change in the duties, responsibilities, rights, privileges or the reporting relationships, which were applicable to and enjoyed by the Executive at the commencement of the Term, without the consent of the Executive, except as a result of the termination of the Executive’s employment by the Company;
               (iii) any reduction in Executive’s Base Salary and benefits from the levels provided herein;
               (iv) any requirement from the Board of Directors of the Company that Executive must relocate his office from the Metropolitan Boston area; or
               (iv) the failure to nominate Executive to, or his removal from, the Board of Directors of the Company. For purposes of clarification, this §9(d)(iv) shall not apply if the Executive is removed from the Board of Directors as a result of a failure to be re-elected by a vote of the shareholders.

          (e) The Executive’s employment may be terminated by the Company or by the Executive without Cause at any time.
     10. Compensation Upon Termination.
          (a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, his Base Salary and any accrued but unpaid Performance Cash Bonus or other Bonus (calculated at the target rate) and expense reimbursement amounts through the date upon which his Death or Disability occurs. All Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and shall be vested as of the date of his Disability or Death. All Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of his Disability or Death shall be deemed to have expired as of such date. Any Stock Options that have vested as of the date of the Executive’s termination shall remain exercisable for a period as stated in the Stock Option Plan.
          (b) If the Executive’s employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay to the Executive his Base Salary and expense reimbursement through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company. All Stock Options that have not vested as of the date of termination for Cause shall be deemed to have expired as of such date. Any Stock Options that have vested as of the date of the Executive’s termination for Cause shall remain exercisable for a period of 90 days following the date of such termination.
          (c) If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the Executive his Base Salary for a period of the greater of twelve (12) months or the remainder of the Term (ii) pay the Executive 100% of Executive’s annual Performance Cash Bonus, (iii) pay expense reimbursement amounts through the date of termination and (iv) continue to provide or make available to Executive benefits contemplated under Section 5(g), provided that the terms thereof permit continued participation by Executive for a period of twelve (12) months from the date of termination.. All Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date.
          (d) If the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, then the Company shall (i) continue to pay to the Executive his Base Salary for the greater of twelve (12) months from the date of such termination or the period from the date of termination until 2 March, 2010, and (ii) pay the Executive 100% of the Target Performance Cash Bonus or other Bonus he would have earned had he been employed for twelve(12) months from the date upon which such termination occurs, (iii) pay the Executive any expense reimbursement amounts owed through the date of termination and (iv) shall continue to provide or make available to Executive benefits contemplated under Section 5(g), provided that the terms thereof permit continued participation by Executive for a period of twelve (12) months from the date of termination.. All Stock Options shall be accelerated and deemed to have vested as of the termination date. Any Stock Options that have vested as of the date of the Executive’s termination shall remain exercisable for aa period as outlined in the company’s Omnibus Stock Incentive Plan.
          (e) This Agreement sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided for herein. Furthermore, any payments made to the Executive under §§10(c) or 10(d) herein, shall be conditioned upon the Executive executing a mutually acceptable release of any and all claims that the Executive may have had, has or may have against the Company and/or its employees, executives and/or directors, arising out of the Executive’s employment with the Company.
          (f) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.
          (g) The provisions of this Section 10 shall survive any termination of this Agreement.
     11. Miscellaneous.
          (a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to its principles of conflicts of laws.
          (b) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts, or the United States District Court for the District of Massachusetts, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. Each party shall be responsible for its own attorney’s fees in such arbitration, and all of the costs and expenses incurred with respect to the arbitration proceeding (except for the filing fee, which shall be borne solely by the party commencing the arbitration) shall be divided equally between the parties. Judgment on the arbitration award may be entered by any court of competent jurisdiction.
          (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives; successors and assigns.

          (d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets or other Change of Control, provided such assignee agrees in writing to be bound by this Agreement.
          (e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
          (f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
          (g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).
          (h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, but excluding agreements and plans with respect to stock and stock options. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
          (i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.
          (j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          (k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

          (l) The Company shall reimburse Executive for the attorney’s fees incurred by him for the review, revision, negotiation and finalization of this Agreement, to a maximum of $5,000.
          (m) Notwithstanding any provision in the Agreement to the contrary if payment or provision of any amount or other benefit that is a “deferral of compensation” subject to section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount of benefit to additional tax pursuant to section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax. In the event this Section 11(m) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date of the payment should otherwise have been provided. If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.
          (n) The Company shall to the fullest extent permitted by law, indemnify, defend and hold harmless the Executive from any liability, ((loss or damages)) incurred by Executive by reason of any act performed by the Executive in connection with the business of the Company and from liabilities or obligations of the Company imposed on the Executive by virtue of his position with the Company, including reasonable attorney fees and costs and any amounts expended by the settlement of any such claims of liability, ((loss or damages)) except that no indemnification shall be provided regarding any matter as to which it is finally determined that Executive did not act in good faith and in the reasonable belief that his action was in the best interests of the Company or with respect to a criminal matter, that he had reasonable cause to believe that his conduct was unlawful.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JAVELIN PHARMACEUTICALS, INC.	EXECUTIVE

/s/ Douglas G. Watson	/s/ Martin J. Driscoll
Douglas G. Watson	Martin J. Driscoll
Chairman	Chief Executive Officer

EXHIBIT A
SECTION 3 PERMITTED ACTIVITIES
Genta Inc.-Director
PearTree Pharmaceuticals, Inc.-Director